Exhibit 15

July 31, 2013

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE: Ford Motor Company Registration Nos. 33-62227, 333-02735, 333-20725, 333-31466, 333-47733, 333-56660, 333-57596, 333-65703, 333-71380, 333-74313, 333-85138, 333-87619, 333-104063, 333-113584, 333-123251, 333-138819, 333-138821, 333-149453, 333-149456, 333-153815, 333-153816, 333-156630, 333-156631, 333-157584, 333-162992, 333-162993, 333-165100, 333-172491, 333-179624, and 333-186730 on Form S-8 and 333-174150 on Form S-3.

Commissioners:

We are aware that our report dated July 31, 2013 on our review of interim financial information of Ford Motor Company (the "Company") for the three and six month periods ended June 30, 2013 and June 30, 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2013 is incorporated by reference in the aforementioned Registration Statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan